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EXHIBIT 12

                    U S WEST Communications, Inc.
                 RATIO OF EARNINGS TO FIXED CHARGES
                        (Dollars in Millions)

                                                     Quarter Ended
                                                  9/30/96    9/30/95
------------------------------------------------ ---------  ---------
Income before income taxes, extraordinary
  item and cumulative effect of change in
  accounting principle                                $477       $478
Interest expense (net of amounts capitalized)          104         98
Interest factor on rentals (1/3)                        12         13
                                                 ---------  ---------
Earnings                                              $593       $589

Interest expense                                       105        109
Interest factor on rentals (1/3)                        12         13
                                                 ---------  ---------
Fixed charges                                         $117       $122

Ratio of earnings to fixed charges                    5.07       4.83
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
                                                     Year-to-Date
                                                  9/30/96    9/30/95
------------------------------------------------ ---------  ---------
Income before income taxes, extraordinary
  item and cumulative effect of change in
  accounting principle                              $1,500     $1,460
Interest expense (net of amounts capitalized)          308        284
Interest factor on rentals (1/3)                        41         44
                                                 ---------  ---------
Earnings                                            $1,849     $1,788

Interest expense                                       337        314
Interest factor on rentals (1/3)                        41         44
                                                 ---------  ---------
Fixed charges                                         $378       $358

Ratio of earnings to fixed charges                    4.89       4.99
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